EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of May 31, 2003 (the "Effective Date"), by and between Pacific Magtron International Corp., a Nevada corporation ("Seller"), and Sable Computer, Inc., a California corporation ("Buyer").

                                    RECITALS

A. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, the Assets as defined below.

B. Buyer and Seller are entering into a Promissory Note in conjunction with this Agreement to evidence the partial payment of the Purchase Price, as defined below.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. PURCHASE AND CONSIDERATION

     1.1 Purchase of Selected Assets. Subject to the terms and conditions of this Agreement, Seller agrees to assign and/or deliver to Buyer on the Closing Date (as defined in Section 2.1 below), and Buyer agrees to buy from Seller, the assets listed on Exhibit A and fully incorporated by this reference (the "Assets"). In addition, Seller shall hereby grant to Buyer the use of the business name "Frontline Network Consulting" as a d.b.a. to Buyer's business.

     1.2 Purchase Price. As consideration for the Assets, Buyer shall pay to Seller the sum of $15,000.00 (the "Purchase Price"). The Buyer shall pay to the Seller, in cash, cashier's check or wire transfer the sum of $3,000.00 on the Closing Date and the remaining $12,000 shall be evidenced by a Promissory Note, a form of which is attached hereto as Exhibit B, with four installments due and payable to Seller at the end of June, July, August and September of 2003.

2. CLOSING

     2.1 The Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at Seller's principal office as of May 31, 2003, or at such other time or place as the parties shall mutually agree (the "Closing Date").

     2.2 Actions at the Closing. At the Closing:

          2.2.1 Buyer shall deliver cash portion of the Purchase Price to Seller.

          2.2.2 Buyer shall execute the Promissory Note.
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          2.2.3 Upon receipt of the cash portion of the Purchase Price and the
Promissory Note, Seller will deliver the Assets to the Buyer, in the case such assets are tangible, or execute and deliver to the Buyer a bill of sale and assignment of assets and all other affidavits, bills of sale, endorsements, assignments and other instruments as necessary or appropriate in Seller's commercially reasonable discretion (the "Transfer Documents") to sell, convey, assign, transfer and deliver to Buyer title to the Assets, in the case such assets are intangible.

3. REPRESENTATIONS, WARRANTEES AND ADDITIONAL COVENANT OF SELLER.

Seller represents and warrants to Buyer solely as follows:

     3.1 Authority. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation, enforceable in accordance with its terms of Seller.

     3.2 Title to or Rights in Assets. Seller has either (i) good title to all of the Assets it owns, and at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer good title to all of the Assets, or (ii) has sufficient and necessary rights in all of the Assets it licenses, and at the Closing, Seller will assign and transfer to Buyer all of its rights in the Assets.

Seller covenants to buyer as follows:

     3.3 Seller will provide the necessary assistance to Buyer in Buyer's effort to obtain any and all information (other than those restricted by Seller's contractual obligations and/or unlawful) under Frontline Network Consulting's login ID on Cisco CCO and HP TOSS/Big Deal websites for a period of 90 days from Closing.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

     4.1 Authority. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation, enforceable in accordance with its terms of Buyer.

5. MISCELLANEOUS PROVISIONS.

     5.1 Assignment, Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Neither party to this Agreement may assign its rights and obligations hereunder without the other party's prior written consent.

     5.2 Alterations and Waivers. The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy hereunder, whether by agreement of the parties or by custom, course of dealing or trade practice, shall not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought.
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     5.3 Expenses. Each party will bear its expenses incident to the negotiation and execution of this Agreement and the transactions contemplated hereby, including, without limitation, all fees of its legal counsel, accountants and consultants, whether or not such transactions are consummated.

     5.4 Governing Law. This agreement shall be construed, governed and enforced in accordance with the laws of the State of California, without reference to its choice of law provisions.

     5.5 Arbitration. Any and all disputes arising out of or related to this Agreement shall be settled by final and binding arbitration. The arbitration will be administered by and in accordance with the Commercial Dispute Resolution rules of the American Arbitration Association as then in effect, and judgment upon any award rendered by the arbitrator may be entered by any California state or federal court having jurisdiction thereof. Any such arbitration shall take place in Santa Clara County in the State of California and shall be conducted by a single arbitrator. The arbitrator shall be an active member in good standing of the State Bar of California or a retired judge. The arbitrator shall comply with California law in accordance with Section 5.4 of this Agreement. In addition to any award for damages, the arbitrator shall explicitly determine who is the prevailing party. The losing party in the arbitration shall reimburse the prevailing party for all expenses incurred in connection with the arbitration, including without limitation, reasonable attorney fees, costs and the arbitrator's fees, as determined by the arbitrator. Each party shall submit their attorney fees, any incurred costs and arbitrator's fees to the arbitrator at the conclusion of the arbitration proceeding. The parties intend that this provision to arbitrate be valid, enforceable, binding and irrevocable.

     5.6 Severability. In the event any provision of this Agreement or the application of any such provision shall be held to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this Agreement shall remain in full, force and effect, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the parties.

     5.7 No Third-Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than Seller and Buyer any legal or equitable right, remedy or claim under or with respect to this Agreement or the Assets.

     5.8 Integration and Entire Agreement. This Agreement and the Exhibit and other documents referred to herein set forth the entire understanding between the parties and supersede all previous and contemporaneous written or oral negotiations, commitments, understandings, and agreements relating to the subject matter hereof and merge all prior and contemporaneous discussions between the parties. No party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as contained herein.

     5.9 Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts; each of which shall be deemed an original,
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but all of which together constitute one and the same instrument. Facsimile or electronic signatures shall be deemed originals for all purposes.

     5.10 Headings. All Section headings and captions are inserted solely for convenience of reference are not to be considered a part of this Agreement and shall not affect the meaning or interpretation hereof.

     5.11 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. The parties acknowledge that:

     (a) They have read this Agreement;
     (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
     (c) They understand the terms, obligations, limitations and consequences of this Agreement it contains.
     (d) They are fully aware of the legal and binding effect of this Agreement.

6. LITIGATION.

Seller is not currently a party to any litigation, arbitration, or other claim adjudication process. Buyer has been informed of a potential labor dispute arising out of the termination of Creston Myers of Technical Insight with Seller. Seller is not aware of any claims, notice of claims, arbitration, investigation, hearing, or other legal, administrative or governmental proceedings related to the purchased Assets

7. BROKERS.

All negotiations relative to the Asset Purchase Agreement have been carried out by Buyer directly with Seller without the intervention of any person on behalf of Seller in such manner as to give rise to any valid claim by any company or person against Buyer for a finder's fee, brokerage commission or similar payment.

8. NON-COMPETITION.

Seller will not, for a period of three (3) years from the Closing, (a) continue to engage in any type of business conducted by Seller's entities known as Frontline Network Consultants or Technical Insights except as listed on Exhibit C, (b) Seller shall not hire or attempt to hire, in any capacity, any transferred employee; provided, however, that the foregoing shall not apply to any transferred employee who is terminated by Buyer after the Closing Date.

9. NON-DISCLOSURES AND CONFIDENTIALITY.

     9.1 Seller will at all times hold in strictest confidence any and all confidential information within their knowledge concerning the products, services, business, suppliers, and customers relating to Frontline Network Consultants or Technical Insights. Such confidential information includes, without limitation, discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how", marketing techniques and materials, marketing and development plans, business plans, employee compensation information, computer programs and systems, their respective clients, information obtained from another party and treats as proprietary or
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designates as "confidential information", financial information, sales and distribution information, price lists, the identity and lists of actual and potential customers and technical information.

     9.2 Buyer agree to a joint Press Release after the Closing Date to be published by Seller. Such Press Release shall be approved by both parties prior to release. However, under no circumstances shall the press release be issued later than three (3) business days after the Effective Date.

10. INDEMNIFICATION.

     10.1 Effective on the Closing Date and thereafter, Seller shall, jointly and severally, indemnify and hold harmless Buyer and its directors, officers, employees and agents, from and against any and all Losses arising from or in connection with: (a) any claim made or litigation instituted by a third party relating to Seller's conduct of the business notice of which claim or litigation has been received by Seller prior to the Closing Date; (b) any claim first made or litigation instituted by a third party relating to Seller's conduct of the business prior to Closing Date; (c) any taxes imposed on Buyer, Frontline Network Consultants or Technical Insights or any of the Assets for any period prior to the Closing; (d) the breach by Seller of any representations or warranties made by Seller herein or in any document given by Seller in connection with the consummation of the transaction contemplated herein.

     10.2 Effective on the Closing Date the thereafter, Buyer shall, jointly and severally, indemnify and hold harmless Seller, and its subsidiaries and their directors, officers, stockholders, employees and agents, from and against any and all Losses arising from or in connection with (a) any claim made or litigation instituted by a third party relating to Buyers conduct or actions after the Closing Date; (b) any taxes imposed on Seller, or its affiliated entities after the closing date; (c) the breach by Buyer of any representations or warranties made by Buyer herein or in any documents given by Buyer in connection with the consummation of the transaction completed herein.

11. EMPLOYEES.

Buyer may offer employment on an "at will" basis to certain other employees of Seller identified by Buyer. All employees of Seller not hired by Buyer will be the sole responsibility of Seller. Buyer would not assume any liabilities of Seller relating to any employees. The employees who accept employment with Buyer will be eligible to participate in the benefit plans offered to all employees of Buyer; provided, however, that the receipt of such benefits by the employees shall be subject to Buyer' eligibility and enrollment requirements pertaining to such benefit programs. Each employee's term of service with Seller shall, for employee plan benefit purposes, be deemed his or her Buyer term of service to the extent permitted under the benefit plans.

12. NOTICES.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when (a) delivered by hand or by a nationally recognized overnight courier service (costs prepaid),
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by
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certified mail, postage prepaid and return receipt requested, in each case to the following:

If to Buyer, to:

Sable Computer, Inc.
d.b.a.: KIS Computer Center
37420 Cedar Blvd. Suite C
Newark, California 94560
Attention: Sean Canevaro
Tel: (510) 818-1890
E-mail: sean@kiscc.com

If to Seller, to:

Pacific Magtron International Corp.
1600 California Circle
Milpitas, CA 95035
Attention: Ted Li
Tel: (408) 956-8888
E-Mail: tli@pacmag.com

And a copy to:

Quarles and Brady, Straich Lang, LLP
2 North Central Ave.
One Renaissance
Phoenix, AZ 85004
Attn: Christian Hoffmann, Esq.

     Either party hereto may change its contact information for notices and other communications hereunder by notice to the other party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Pacific Magtron International Corp.

By: /s/ Theodore Li
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    Theodore Li, President

Sable Computer, Inc.

By: /s/ Sean Canevaro
    ------------------------------
    Sean Canevaro, CEO